Exhibit 5.1

October 23, 2018

PayPal Holdings, Inc.

2211 North First Street

San Jose, California 95131

Re:     PayPal Holdings, Inc.

           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to PayPal Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof, relating to the registration by the Company of an aggregate of 88,821 shares (the “Plan Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), authorized for issuance pursuant to the Terms and Conditions Governing Employee Stock Options 2013/2019, Terms and Conditions Governing Employee Stock Options 2017/2023 and Terms and Conditions Governing Employee Stock Options 2018/2024 in iZettle AB (publ) (collectively, the “Plans”), which the Company assumed in connection with the Share Purchase Agreement, dated as of May 17, 2018, among the Company and the sellers named therein (such Share Purchase Agreement, as amended, including the exhibits and schedules included therein, being hereinafter referred to as the “Share Purchase Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) an executed copy of the Share Purchase Agreement;

PayPal Holdings, Inc.

October 23, 2018

(c) an executed copy of a certificate of Brian Yamasaki, Vice President, Corporate Legal and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d) a copy of the Company’s Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of October 19, 2018, and certified pursuant to the Secretary’s Certificate;

(e) a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(f) the Plans; and

(g) a copy of certain resolutions of the Board of Directors of the Company, adopted on May 14, 2018 and certain resolutions of the Special Transaction Committee thereof, adopted on May 16, 2018, each certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate.

In rendering the opinion stated herein, we have also assumed that: (i) an appropriate account statement regarding the Plan Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (ii) the issuance of the Plan Shares has been properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plans will be consistent with the Plans and will be duly authorized, executed and delivered by the parties thereto and (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plans shall not be less than the per share par value of the Plan Shares.

PayPal Holdings, Inc.

October 23, 2018

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued, delivered and paid for in accordance with the terms of the Plans and the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJM